Exhibit 99.3

Trammell Crow Company
Balance Sheet
(in thousands)

	December 31, 2004	December 31, 2003
		(A)
Assets:
Current assets
Cash and cash equivalents	$163,637	$105,616
Restricted cash	9,950	7,647
Accounts receivable, net of allowance for doubtful accounts	103,551	97,479
Receivables from affiliates	1,626	1,593
Notes and other receivables	19,726	9,784
Deferred income taxes	4,021	3,754
Real estate under development (B)	20,756	39,341
Real estate and other assets held for sale (C)	5,045	74,050
Other current assets	18,089	20,650
Total current assets	346,401	359,914

Furniture and equipment, net	18,649	21,290
Deferred income taxes	22,935	19,898
Real estate under development (B)	60,530	6,345
Real estate held for investment (B)	135,754	50,066
Investments in unconsolidated subsidiaries (D)	74,090	65,025
Goodwill, net	74,357	74,346
Receivables from affiliates	—	14,485
Other assets	16,234	18,757
	$748,950	$630,126

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$23,731	$16,183
Accrued expenses	148,758	114,322
Payables to affiliates	40	104
Income taxes payable	18,121	7,468
Current portion of long-term debt	6	1,081
Current portion of capital lease obligations	363	1,297
Current portion of notes payable on real estate	21,937	47,235
Liabilities related to real estate and other assets held for sale (E)	5,336	51,777
Other current liabilities	12,260	9,829
Total current liabilities	230,552	249,296
Long-term debt, less current portion	8	10,014
Capital lease obligations, less current portion	—	714
Notes payable on real estate, less current portion	122,656	7,118
Other liabilities	10,028	6,459
Total liabilities	363,244	273,601
Minority interest	44,756	28,896

Stockholders’ equity
Preferred stock	—	—
Common stock	379	377
Paid-in capital	196,314	192,336
Retained earnings	190,252	151,560
Accumulated other comprehensive income	2,043	1,106
Less: Treasury stock	(36,921)	(8,363)
Unearned stock compensation, net	(11,117)	(9,387)
Total stockholders’ equity	340,950	327,629
	$748,950	$630,126

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2003, have been reclassified to conform to the presentation at December 31, 2004.

(B) Total real estate owned was $220,985 and $166,955 at December 31, 2004 and December 31, 2003, respectively.

(C) Real estate and other assets held for sale consist of the following:

	December 31, 2004	December 31, 2003
Real estate (B)	$3,945	$71,203
Other assets	1,100	2,847
	$5,045	$74,050

(D) Investments in unconsolidated subsidiaries consist of the following:

	December 31, 2004	December 31, 2003
Real estate development	$39,829	$35,546
Other	34,261	29,479
	$74,090	$65,025

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	December 31, 2004	December 31, 2003
Notes payable on real estate	$5,111	$48,913
Other liabilities	225	2,864
	$5,336	$51,777